EXHIBIT 5
[AVON LETTERHEAD]
August 25, 2015
Avon Products, Inc.
777 Third Avenue
New York, New York 10017-1307

Ladies and Gentlemen:
I am Vice President, General Counsel NA & Corporate Secretary of Avon Products, Inc., a New York corporation (the “Company”), and have acted as counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company registering 13,000,000 shares of the Company’s Common Stock, par value $0.25 (the “Shares”) under the Securities Act of 1933, as amended (the “Securities Act”), deliverable pursuant to the Avon Products, Inc. 2013 Stock Incentive Plan, as amended and restated (the “Amended Plan”).
I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate documents and records which I have deemed necessary or appropriate for the purposes of the opinion and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion. I have assumed that the signatures on all documents that I have examined are genuine.
Based upon the foregoing, I am of the opinion that when the Registration Statement becomes effective under the Securities Act, any newly issued Shares, when delivered in accordance with the terms of the Amended Plan, will be legally issued, fully paid and non-assessable.
I express no opinion herein as to any laws other than the laws of the State of New York and the federal laws of the United States.
I hereby consent to the filing of the opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Karen R. Leu
Name: Karen R. Leu, Esq.
Title: Vice President, General Counsel NA & Corporate Secretary